UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2006
STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     (a) On January 26, 2006, the Compensation Committee of the Board of Directors of Stewart Enterprises, Inc. (the “Company”) approved bonus criteria for the annual bonuses that certain of the Company’s executive officers will be eligible to earn for the fiscal year ending October 31, 2006 (“Fiscal 2006”).
     The Fiscal 2006 bonuses to be paid to Kenneth C. Budde, President and Chief Executive Officer; Thomas M. Kitchen, Chief Financial Officer and Executive Vice President; and Everett N. Kendrick, Chief Operating Officer, Executive Vice President and President — Sales and Marketing Division, will be based 50% on earnings per share targets, 35% on free cash flow targets and 15% on discretionary qualitative factors. The bonuses to be paid to G. Kenneth Stephens, Jr., Executive Vice President and President — Western Division and Brent F. Heffron, Executive Vice President and President — Eastern Division will be based 30% on the Company’s earnings per share, 60% on division gross profit and 10% on qualitative factors. The annual bonus of Randall L. Stricklin, Senior Vice President and President — Corporate Development, will be based 30% on the Company’s earnings per share, 60% on the achievement of business growth and development objectives and 10% on qualitative factors. The annual bonus for Lawrence B. Hawkins, Executive Vice President and President of Investors Trust, Inc., will be based 30% on the Company’s earnings per share, 60% on the investment performance of Investors Trust, Inc. compared to market indices and 10% on qualitative factors.
     One-half of the Fiscal 2006 bonus will be paid in Company stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
February 9, 2006	/s/ Michael G. Hymel
Michael G. Hymel
Vice President Corporate Controller Chief Accounting Officer